EXHIBIT 99.3

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS PROPOSES
PUBLIC OFFERING OF COMMON STOCK

     COSTA MESA, Calif., February 2, 2005 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that it has filed a preliminary prospectus supplement with the Securities and Exchange Commission related to a proposed underwritten public offering of up to 7,200,000 shares of its common stock under an existing shelf registration statement. In connection with the offering, Valeant expects to grant the underwriter a 30-day option to purchase up to 1,080,000 additional shares to cover over allotments, if any.

     Bear, Stearns & Co. Inc. is acting as the sole book-running manager in this offering.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus. A copy of the prospectus supplement and prospectus relating to these securities may be obtained from: Bear, Stearns & Co. Inc., c/o Prospectus Department, 383 Madison Avenue, New York, NY 10179 (tel. 631-274-8321).

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including our ability to successfully close the offering. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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